Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
February 13, 2013	Kristina Waugh 318.340.5627
kristina.r.waugh@centurylink.com

CENTURYLINK REPORTS FOURTH QUARTER AND FULL-YEAR 2012 EARNINGS

Achieved fourth quarter operating revenues of $4.58 billion and full-year operating revenues of $18.4 billion, in line with guidance

Improved year-over-year rate of revenue decline to 1.5% in fourth quarter 2012 compared to 3.2% year-over-year decline in fourth quarter 2011

Realized strong growth in high-speed Internet subscribers of more than 41,000 during fourth quarter 2012

Achieved Adjusted Diluted EPS1 of $0.67 compared to $0.55 in fourth quarter 2011

Generated Free Cash Flow1 of $610 million, excluding special items

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) today reported solid operating revenues, operating cash flow and free cash flow for fourth quarter and full-year 2012.

“We are pleased with our fourth quarter and full-year results, which reflect the continued execution of our strategy to focus on investing in our key growth drivers to further stabilize our top-line revenue while aligning our operating costs with revenue and growth opportunities. Our investments in broadband, PrismTM TV, fiber-to-the-tower and data hosting continue to provide a broad base of organic revenue growth opportunities and helped drive pro forma full-year operating revenue improvement to a 1.7% decline in 2012 compared to a 3.8% decline a year ago,” said Glen F. Post, III, chief executive officer and president.

“We realized solid strategic data and hosting revenue growth during 2012 driven by strong demand from our business customers for high bandwidth data services, colocation and managed services, including cloud. The December commercial launch of our new savvisdirect product, which meets the increasing demand for a simplified approach to cloud computing, reflects the combined strength of our strategic asset portfolio and employee innovation.

[1]	See attachments for non-GAAP reconciliations.

“We remain focused on delivering innovative communications and hosted IT solutions that meet the needs of customers, and we continue to expect further improvement in our top-line revenue trend this year and to reach revenue stabilization in 2014,” Post concluded.

Fourth Quarter Highlights

•	Improved year-over-year revenue trend to a 1.5% rate of decline compared to a 3.2% decline in fourth quarter 2011.

•	Achieved free cash flow of $610 million, excluding special items and integration-related capital expenditures.

•	Ended fourth quarter 2012 with approximately 5.85 million high-speed Internet subscribers[2]; adding more than 41,000 customers in the fourth quarter.

•	Improved access line loss trend during fourth quarter 2012 to a 5.7% annual decline compared to a 6.6% annual decline in fourth quarter 2011.

•	Added more than 10,000 CenturyLink® PrismTM TV subscribers in fourth quarter 2012, ending the quarter with nearly 115,000 subscribers in service.

•	Generated sequential recurring revenue growth in our Enterprise Markets – Network segment.

•	Opened a new data center[3] in Frankfurt, Germany, bringing total data centers to 54 throughout North America, Europe and Asia, with total sellable floor space of approximately 1.4 million square feet.

Consolidated Fourth Quarter Financial Results

Operating revenues for fourth quarter 2012 were $4.58 billion compared to $4.65 billion in fourth quarter 2011. This decrease was driven by lower legacy services revenues primarily due to the impact of access line losses and lower access revenues, partially offset by increases in strategic revenues resulting primarily from strong business customer demand for high-bandwidth data services, colocation and managed hosting services and growth in high-speed Internet and CenturyLink® PrismTM TV subscribers.

Operating expenses, excluding special items, decreased to $3.89 billion from $4.06 billion in fourth quarter 2011. The year-over-year decrease was primarily due to lower personnel-related costs, professional fees and depreciation and amortization expense, which were partially offset by higher colocation and managed hosting expense and network costs.

Operating cash flow (as defined in our attached supplemental schedules), excluding special items, increased to $1.91 billion from $1.85 billion in fourth quarter 2011. This increase was primarily the result of lower personnel-related costs and professional fees being partially offset by the impact of the decline in legacy revenues. For fourth quarter 2012, CenturyLink achieved an operating cash flow margin, excluding special items, of 41.7% versus 39.7% in fourth quarter 2011.

[2]	Effective second quarter 2012, CenturyLink modified its high-speed Internet reporting to include consumer, business and wholesale subscribers instead of only consumer and small business subscribers.
[3]	We define a “data center” as any facility where we market, sell and deliver either colocation services or multi-tenant managed services, or both.

Adjusted Net Income and Adjusted Diluted Earnings Per Share (Adjusted Diluted EPS)

Adjusted Net Income and Adjusted Diluted EPS exclude the after-tax impact of special items, the non-cash after-tax impact of the amortization of intangibles, and the non-cash after-tax impact to interest expense of the assignment of fair value to debt outstanding related to our Embarq, Qwest and Savvis acquisitions.

Excluding the items outlined above, CenturyLink’s Adjusted Net Income for fourth quarter 2012 was $415 million compared to Adjusted Net Income of $343 million in fourth quarter 2011. Fourth quarter 2012 Adjusted Diluted EPS was $0.67 compared to Adjusted Diluted EPS of $0.55 in the year-ago period. See the attached schedules for additional information.

Full-Year Results

For the full-year 2012, operating revenues increased to $18.4 billion from $15.4 billion for 2011. Operating cash flow, excluding special items, was $7.7 billion for 2012 compared to $6.5 billion in 2011. Net income, excluding special items, was $947 million in 2012 compared to $867 million in 2011. Full year 2012 earnings per share, excluding special items, was $1.52 compared to $1.62 for the prior year. The decrease in 2012 earnings per share compared to 2011 is due to a higher average share count in 2012. Full-year 2011 results include Qwest and Savvis operations from the April 1, 2011 and July 15, 2011 transaction closing dates, respectively.

Full-year 2012 operating revenues of $18.4 billion declined 1.7% from operating revenues of $18.7 billion for pro forma full-year 20114. Operating cash flow, excluding special items, was $7.7 billion for 2012 compared to $7.8 billion in pro forma 2011. Adjusted Net Income, excluding special items, was $1.66 billion in 2012 compared to $1.63 billion in pro forma 2011. Adjusted Diluted EPS, excluding special items, was $2.67 in 2012 compared to $2.64 for pro forma 2011. The decline in operating revenues and operating cash flow was driven by growth in lower-margin strategic revenues being more than offset by a reduction in higher-margin legacy voice and access revenues.

GAAP Results – Fourth Quarter and Full-Year

Under generally accepted accounting principles (GAAP), net income for fourth quarter 2012 was $233 million compared to $109 million for fourth quarter 2011, and diluted earnings per share for fourth quarter 2012 was $0.37 compared to $0.18 for fourth quarter 2011. Fourth quarter 2012 net income and diluted earnings per share reflect after-tax integration, severance, and retention costs associated with the Qwest and Savvis acquisitions and costs associated with reduction in force initiatives partially offset by a gain on the sale of non-operating investments and the early retirement of debt, which aggregated $7 million ($0.01 per share). Fourth quarter 2011 net income and diluted earnings per share reflect after-tax integration, severance, and retention costs associated with the Embarq, Qwest and Savvis acquisitions and costs associated with the early retirement of Qwest Corporation debt, which aggregated $42 million ($0.07 per share).

[4]	The pro forma figures assume we acquired Qwest and Savvis as of January 1, 2010, as explained further in the attached schedules.

Net income under GAAP for full-year 2012 was $777 million compared to $573 million for full-year 2011, and diluted earnings per share for full-year 2012 was $1.25 compared to $1.07 for full-year 2011. For details regarding the Company’s special items for the three and twelve months ended December 31, 2012 and 2011, please see the accompanying financial schedules.

Segment Results / Highlights

Regional Markets

The Regional Markets segment realized continued strategic revenue growth driven by increased high-speed Internet and CenturyLink® PrismTM TV subscribers and higher revenue from strategic business data services.

•	Strategic revenues were $914 million in the quarter, a 3.6% increase over fourth quarter 2011.

•

Generated $2.45 billion in total revenues, a decrease of 3.9% from fourth quarter 2011, reflecting the continued decline in legacy services tempered by the impact of Access Recovery Charges implemented effective July 1, 2012 in accordance with the CAF Order[5].

•	Added more than 10,000 CenturyLink® PrismTM TV subscribers during fourth quarter with more than 90% attachment rate of broadband services.

Wholesale Markets

The Wholesale Markets segment completed approximately 1,175 fiber-to-the-tower builds during the fourth quarter, ending the year with more than 14,700 fiber-connected towers.

•

Strategic revenues of $572 million in the quarter increased slightly compared to fourth quarter 2011, as wireless carrier bandwidth expansion and higher Ethernet sales offset declines in copper-based revenue.

•

Generated $908 million in total revenues, a decrease of 5.5% from fourth quarter 2011, reflecting the continued decline in legacy revenues primarily driven by the implementation of access rate reductions effective July 1, 2012 in accordance with the CAF Order[5] and lower long distance and switched access minutes of use.

•	Completed more than 4,500 fiber builds in 2012 and expect to complete 4,000 to 5,000 fiber builds in 2013.

Enterprise Markets – Network

The Enterprise Markets – Network segment achieved solid growth in recurring revenue sales in the fourth quarter and continues to experience solid sales momentum from enterprise and government customers.

•

Strategic revenues were $346 million in the quarter, a 7.8% increase over fourth quarter 2011, driven by strength in high-bandwidth offerings such as MPLS[6] and Ethernet services. Excluding the impact of private line services, the adjusted growth rate was nearly 13%.

•	Generated $671 million in total revenues, an increase of 5.7% from fourth quarter 2011, reflecting growth in high-bandwidth offerings and data integration revenues.

•	Achieved recurring revenue growth of 4.5% year-over-year and the fourth straight sequential quarter of recurring revenue growth.

[5]	Federal Communications Commission’s Connect America and Intercarrier Compensation Reform Order (the CAF Order) adopted on October 27, 2011
[6]	Multiprotocol Label Switching

Enterprise Markets – Data Hosting

The Enterprise Markets – Data Hosting segment (primarily Savvis operations) grew managed hosting (including cloud) and colocation services revenue, with strength in core managed hosting products and in the financial and consumer brands verticals.

•

Operating revenues were $292 million in the quarter, a 12.7% increase from fourth quarter 2011. Colocation revenues were $114 million, a 9.6% increase from fourth quarter 2011, and managed hosting revenues were $120 million, representing a 21.2% increase over the same period a year ago. Managed hosting revenues include approximately $13 million of revenues contributed by the Ciber global IT outsourcing, or ITO, assets acquired October 15, 2012.

•	Continued to expand global geographic reach in key markets with opening of new data center in Frankfurt, Germany.

•	Achieved strong bookings in fourth quarter –the highest quarterly bookings level in four years.

•

Launched savvisdirect[7], expanding CenturyLink’s portfolio of cloud services to businesses of all sizes and announced the limited release of Savvis Symphony Cloud Storage and the availability of Savvis Symphony Database in Europe.

Integration Update

During fourth quarter 2012, CenturyLink incurred pre-tax integration, severance and retention costs of $14 million ($9 million after-tax) related to the Qwest and Savvis acquisitions.

CenturyLink ended 2012 with an annualized operating expense synergy run rate of approximately $480 million from the Qwest acquisition. Based on current expectations, CenturyLink anticipates exiting 2013 with approximately $600 million in annual run-rate synergies related to the Qwest acquisition.

Changes in Capital Allocation Strategy

We have announced today certain capital allocation initiatives. Please see separate press release for further detail.

Guidance – First Quarter 2013 and Full-Year 2013

The Company expects first quarter 2013 revenue and operating cash flow to decrease compared to fourth quarter 2012 primarily due to the decline in legacy and data integration revenues. The Company also anticipates a decline in depreciation and amortization expense in the first quarter of 2013 driven primarily by the impact of the annual review and update of depreciation and amortization rates. This anticipated lower level of depreciation and amortization expense is expected to more than offset the decrease in operating cash flow and result in an increase in Adjusted Diluted EPS in first quarter 2013 compared to fourth quarter 2012.

[7]

savvisdirect is CenturyLink’s highly scalable and easy-to-use cloud services platform designed for business of all sizes that is immediately accessible to business users, IT administrators and developers through an intuitive, user-friendly Web portal

CenturyLink anticipates full-year 2013 operating cash flow and free cash flow to decline from full-year 2012 primarily driven by the impact of the decline in legacy revenues, along with a lower level of incremental synergies in 2013 compared to the level of incremental synergies achieved in 2012. The Company also anticipates a decline in depreciation and amortization expense for full-year 2013 compared to full-year 2012.

First Quarter 2013
Operating Revenue	$4.46 to $4.51 billion

Operating Cash Flow (excl special items)	$1.83 to $1.88 billion

Adjusted Diluted EPS (excl special items)	$0.67 to $0.72

Full-Year 2013
Operating Revenue	$18.1 to $18.3 billion

Annual percent change in Operating Revenue	-0.5% to -1.5%

Operating Cash Flow (excl special items)	$7.3 to $7.5 billion

Adjusted Diluted EPS (excl special items)	$2.50 to $2.70

Capital Expenditures[8]	$2.8 to $3.0 billion

Free Cash Flow (excl special items)	$3.0 to $3.2 billion

All 2013 guidance figures and 2013 outlook statements included in this release (i) speak as of February 13, 2013 only, (ii) include the impact of the Ciber ITO assets acquired on October 15, 2012, (iii) exclude the potential impact of our stock buyback program separately announced today and (iv) exclude the effects of special items, future changes in regulation or accounting rules, integration expenses associated with the Qwest and Savvis acquisitions, any changes in operating or capital plans, the impact of litigation expenses or other unforeseen events or circumstances that impact our financial performance, and any future mergers, acquisitions, divestitures or other similar business transactions. See “Forward Looking Statements” below. For additional information on how we define certain of the terms used above, see the attached schedules.

Investor Call

As previously announced, CenturyLink’s management will host a conference call at 4:00 p.m. Central Time today, February 13, 2013. Interested parties can access the call by dialing 866-847-7859. The call will be accessible for replay through February 20, 2013, by calling 888-266-2081 and entering the access code 1601920. Investors can also listen to CenturyLink’s earnings conference call and replay by accessing the Investor Relations portion of the Company’s Web site at www.centurylink.com through March 6, 2013.

[8]	Excludes approximately $70 million of integration-related capital expenditures

Reconciliation to GAAP

This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow, adjustments to GAAP measures to exclude the effect of special items and certain pro forma combined operating results. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available in the Investor Relations portion of the Company’s Web site at www.centurylink.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The Company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

Certain non-historical statements made in this release and future oral or written statements or press releases by us or our management are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including recent reforms and changes by the Federal Communications Commission regarding intercarrier compensation and the Universal Service Fund, among other things); our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; our ability to effectively adjust to changes in the communications industry and changes in the composition of our markets and product mix caused by our recent acquisitions; our ability to successfully integrate recently acquired operations into our incumbent operations, including the possibility that the anticipated benefits from our recent acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; our ability to use the net operating loss carryovers of Qwest in projected amounts; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving us; our ability to pay common share dividends in amounts previously indicated, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases or other changes in our future cash requirements, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements or otherwise; the effects of adverse weather; other risks referenced from time to time in our filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business and our recent acquisitions are described in greater detail in Item 1A to our Form 10-Q for the quarter ended September 30, 2012, as updated and supplemented by our subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any of our forward-looking statements for any reason.

CenturyLink, Inc.

CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(UNAUDITED)

(Dollars in millions, except per share amounts; shares in thousands)

	Three months ended December 31, 2012				Three months ended December 31, 2011					Increase (decrease) excluding special items
	As reported	Less special items		As adjusted excluding special items (Non-GAAP)	As reported	Less special items		As adjusted excluding special items (Non-GAAP)	Increase (decrease) as reported
OPERATING REVENUES
Strategic	$2,124			2,124	2,033			2,033	4.5%	4.5%
Legacy	2,003			2,003	2,178			2,178	(8.0%)	(8.0%)
Data integration	189			189	188			188	0.5%	0.5%
Other	267			267	254			254	5.1%	5.1%

	4,583	—		4,583	4,653	—		4,653	(1.5%)	(1.5%)

OPERATING EXPENSES
Cost of services and products	1,907	9	(1)	1,898	1,968	10	(4)	1,958	(3.1%)	(3.1%)
Selling, general and administrative	790	18	(1)	772	900	51	(4)	849	(12.2%)	(9.1%)
Depreciation and amortization	1,220			1,220	1,252			1,252	(2.6%)	(2.6%)

	3,917	27		3,890	4,120	61		4,059	(4.9%)	(4.2%)

OPERATING INCOME	666	(27)		693	533	(61)		594	25.0%	16.7%
OTHER INCOME (EXPENSE)
Interest expense	(315)			(315)	(340)			(340)	(7.4%)	(7.4%)
Other income (expense)	23	18	(2)	5	(1)	(6	) (5)	5	(2400.0%)	0.0%
Income tax expense	(141)	2	(3)	(143)	(83)	25	(6)	(108)	69.9%	32.4%

NET INCOME	$233	(7)		240	109	(42)		151	113.8%	58.9%

BASIC EARNINGS PER SHARE	$0.37	(0.01)		0.39	0.18	(0.07)		0.24	105.6%	62.5%
DILUTED EARNINGS PER SHARE	$0.37	(0.01)		0.38	0.18	(0.07)		0.24	105.6%	58.3%
AVERAGE SHARES OUTSTANDING
Basic	621,578			621,578	616,575			616,575	0.8%	0.8%
Diluted	623,654			623,654	618,510			618,510	0.8%	0.8%
DIVIDENDS PER COMMON SHARE	$0.725			0.725	0.725			0.725	—	—

SPECIAL ITEMS

(1) –	Includes severance costs associated with recent reduction in force initiatives ($13 million), integration, severance and retention costs associated with our acquisition of Qwest ($9 million) and integration, severance, and retention costs associated with our acquisition of Savvis ($5 million).
(2) –	Gain on the sale of non-operating investments ($3 million) and early retirement of debt ($15 million).
(3) –	Income tax benefit of Items (1) and (2) and effect of rate adjustment on first three quarters of year.
(4) –	Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($55 million); integration and severance costs associated with our acquisition of Embarq ($2 million); and transaction and other costs associated with our acquisition of Savvis ($4 million).
(5) –	Cost associated with early retirement of Qwest debt.
(6) –	Income tax benefit of Items (4) and (5).

CenturyLink, Inc.

CONSOLIDATED STATEMENTS OF INCOME

TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(UNAUDITED)

(Dollars in millions, except per share amounts; shares in thousands)

	Twelve months ended December 31, 2012				Twelve months ended December 31, 2011
	As reported	Less special items		As adjusted excluding special items (Non-GAAP)	As reported	Less special items		As adjusted excluding special items (Non-GAAP)	Increase (decrease) as reported	Increase (decrease) excluding special items
OPERATING REVENUES
Strategic	$8,361			8,361	6,262			6,262	33.5%	33.5%
Legacy	8,287			8,287	7,672			7,672	8.0%	8.0%
Data integration	672			672	537			537	25.1%	25.1%
Other	1,056			1,056	880			880	20.0%	20.0%

	18,376	—		18,376	15,351	—		15,351	19.7%	19.7%

OPERATING EXPENSES
Cost of services and products	7,639	34	(1)	7,605	6,325	70	(5)	6,255	20.8%	21.6%
Selling, general and administrative	3,244	129	(1)	3,115	2,975	395	(5)	2,580	9.0%	20.7%
Depreciation and amortization	4,780	(30	) (2)	4,810	4,026			4,026	18.7%	19.5%

	15,663	133		15,530	13,326	465		12,861	17.5%	20.8%

OPERATING INCOME	2,713	(133)		2,846	2,025	(465)		2,490	34.0%	14.3%
OTHER INCOME (EXPENSE)
Interest expense	(1,319)			(1,319)	(1,072)	5	(6)	(1,077)	23.0%	22.5%
Other income (expense)	(144)	(165	) (3)	21	(5)	(22	) (7)	17	2780.0%	23.5%
Income tax expense	(473)	128	(4)	(601)	(375)	188	(8)	(563)	26.1%	6.7%

NET INCOME	$777	(170)		947	573	(294)		867	35.6%	9.2%

BASIC EARNINGS PER SHARE	$1.25	(0.27)		1.52	1.07	(0.55)		1.62	16.8%	(6.2%)
DILUTED EARNINGS PER SHARE	$1.25	(0.27)		1.52	1.07	(0.55)		1.62	16.8%	(6.2%)
AVERAGE SHARES OUTSTANDING
Basic	620,205			620,205	532,780			532,780	16.4%	16.4%
Diluted	622,285			622,285	534,121			534,121	16.5%	16.5%
DIVIDENDS PER COMMON SHARE	$2.90			2.90	2.90			2.90	—	—

SPECIAL ITEMS

(1) –	Includes severance costs associated with recent reduction in force initiatives ($81 million), integration, severance, and retention costs associated with our acquisition of Qwest ($71 million) and integration, severance, and retention costs associated with our acquisition of Savvis ($14 million); partially offset with a $3 million credit related to tax incentives for the Embarq integration.
(2) –	Out-of-period depreciation adjustment ($30 million) to correct an overstatement of depreciation.
(3) –	Net loss associated with early retirement of debt ($179 million), partially offset by gains on the sales of non-operating investments $14 million.
(4) –	Income tax benefit of Items (1) through (3) and benefit from the reversal of a valuation allowance ($14 million).
(5) –	Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($371 million); integration and severance costs associated with our acquisition of Embarq ($81 million); and transaction and other costs associated with our acquisition of Savvis ($26 million); net of a favorable settlement of an operating tax issue $13 million.
(6) –	Reflects the interest component of a favorable settlement of an operating tax issue.
(7) –	Expense associated with terminating a bridge credit facility related to the Savvis acquisition ($16 million) and costs associated with early retirement of Qwest debt ($6 million).
(8) –	Income tax benefit of Items (5) through (7) and a benefit from the reduction of a valuation allowance ($14 million).

CenturyLink, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

(UNAUDITED)

(Dollars in millions)

	December 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$211	128
Other current assets	3,396	3,389

Total current assets	3,607	3,517

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	32,086	29,585
Accumulated depreciation	(13,054)	(10,141)

Net property, plant and equipment	19,032	19,444

GOODWILL AND OTHER ASSETS
Goodwill	21,691	21,691
Other, net	9,642	11,351

Total goodwill and other assets	31,333	33,042

TOTAL ASSETS	$53,972	56,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,205	480
Other current liabilities	3,390	3,544

Total current liabilities	4,595	4,024
LONG-TERM DEBT	19,400	21,356
DEFERRED CREDITS AND OTHER LIABILITIES	10,688	9,796
STOCKHOLDERS’ EQUITY	19,289	20,827

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,972	56,003

CenturyLink, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(UNAUDITED)

(Dollars in millions)

	Twelve Months	Twelve Months
	Ended	Ended
	December 31, 2012	December 31, 2011
OPERATING ACTIVITIES
Net income	$777	573
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,780	4,026
Deferred income taxes	394	395
Provision for uncollectible accounts	187	153
Net loss on early retirement of debt	179	8
Changes in current assets and current liabilities, net	(225)	(205)
Retirement benefits	(169)	(688)
Changes in other noncurrent assets and liabilities	162	(6)
Other, net	(20)	(55)

Net cash provided by operating activities	6,065	4,201

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(2,919)	(2,411)
Cash paid for Savvis acquisition, net of $94 cash acquired	—	(1,671)
Cash acquired in Qwest acquisition, net of $5 cash paid	—	419
Proceeds from sale of property and intangible assets	191	—
Other, net	38	16

Net cash used in investing activities	(2,690)	(3,647)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	3,362	4,102
Payments of long-term debt	(5,118)	(2,984)
Early retirement of debt costs	(346)	(114)
Net borrowings (payments) on credit facility	543	(88)
Dividends paid	(1,811)	(1,556)
Net proceeds from issuance of common stock	110	103
Repurchase of common stock	(37)	(31)
Other, net	2	(9)

Net cash used in financing activities	(3,295)	(577)

Effect of exchange rate changes on cash and cash equivalents	3	(22)

Net increase (decrease) in cash and cash equivalents	83	(45)
Cash and cash equivalents at beginning of period	128	173

Cash and cash equivalents at end of period	$211	128

CenturyLink, Inc.

SELECTED SEGMENT FINANCIAL INFORMATION

THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(UNAUDITED)

(Dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,		Pro forma (*) Twelve months ended December 31, 2011
	2012	2011	2012	2011
Total segment revenues	$4,316	4,399	17,320	14,471	17,690
Total segment expenses	2,055	2,085	8,094	6,513	8,167

Total segment income	$2,261	2,314	9,226	7,958	9,523

Total segment income margin (segment income divided by segment revenues)	52.4%	52.6%	53.3%	55.0%	53.8%

Regional Markets Segment
Revenues
Strategic services	$914	882	3,607	2,890	3,417
Legacy services	1,455	1,575	5,996	5,593	6,468
Data integration	76	87	273	260	296

	$2,445	2,544	9,876	8,743	10,181

Expenses
Direct	$994	1,014	3,939	3,469	4,010
Allocated	66	67	279	204	261

	$1,060	1,081	4,218	3,673	4,271

Segment income	$1,385	1,463	5,658	5,070	5,910

Segment income margin	56.6%	57.5%	57.3%	58.0%	58.0%

Wholesale Markets Segment
Revenues
Strategic services	$572	571	2,296	1,915	2,266
Legacy services	335	389	1,424	1,389	1,663
Data integration	1	1	1	1	1

	$908	961	3,721	3,305	3,930

Expenses
Direct	$38	52	169	174	186
Allocated	233	261	948	847	1,032

	$271	313	1,117	1,021	1,218

Segment income	$637	648	2,604	2,284	2,712

Segment income margin	70.2%	67.4%	70.0%	69.1%	69.0%

Enterprise Markets — Network Segment
Revenues
Strategic services	$346	321	1,344	967	1,289
Legacy services	213	214	867	690	897
Data integration	112	100	398	276	361

	$671	635	2,609	1,933	2,547

Expenses
Direct	$209	199	781	568	738
Allocated	280	290	1,110	882	1,166

	$489	489	1,891	1,450	1,904

Segment income	$182	146	718	483	643

Segment income margin	27.1%	23.0%	27.5%	25.0%	25.2%

Enterprise Markets — Data Hosting Segment
Revenues
Strategic services	$292	259	1,114	490	1,032

	$292	259	1,114	490	1,032

Expenses
Direct	$253	220	940	415	848
Allocated	(18)	(18)	(72)	(46)	(74)

	$235	202	868	369	774

Segment income	$57	57	246	121	258

Segment income margin	19.5%	22.0%	22.1%	24.7%	25.0%

During the second quarter of 2012, we restructured our four operating segments to more effectively leverage the strategic assets from our recent acquisitions of Embarq, Qwest and Savvis. We also revised our methodology for how we allocate our expenses to our segments to better align segment expenses with related revenues. In addition, we now allocate certain expenses from our enterprise markets-data hosting segment to our other three segments. We have restated prior periods to reflect these changes in our methodology.

*	The pro forma information presented above reflects the operations of CenturyLink, Qwest and Savvis assuming their respective results of operations had been combined as of January 1, 2010. Pro forma adjustments include the elimination of intercompany billings and the elimination of certain deferred revenues and costs. The above pro forma information (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2010.

CenturyLink, Inc.

ADJUSTED AND PRO FORMA STATEMENTS OF INCOME—NON-GAAP

TWELVE MONTHS ENDED DECEMBER 31, 2012 AND PRO FORMA TWELVE MONTHS ENDED DECEMBER 31, 2011

(UNAUDITED)

(Dollars in millions, except per share amounts, shares in thousands)

	Twelve months ended December 31, 2012 (excluding special items)(1)		Pro forma* Twelve months ended December 31, 2011 (excluding special items)(1)
OPERATING REVENUES
Strategic services	$8,361		7,995
Legacy services	8,287		9,037
Data integration	672		658
Other	1,056		1,002

	18,376		18,692

OPERATING EXPENSES
Cash expenses	10,720	(A)	10,910	(B)
Depreciation and amortization	4,810		4,953

	15,530		15,863

OPERATING INCOME	2,846		2,829
OTHER INCOME (EXPENSE)
Interest expense	(1,319)		(1,331	) (C)
Other income (expense)	21	(D)	22	(E)
Income tax expense	(601	) (F)	(613	) (F)

NET INCOME	$947		907

DILUTED EARNINGS PER SHARE	$1.52		1.46
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	622,285		615,800
OPERATING CASH FLOW
Operating income	$2,846		2,829
Add: Depreciation and amortization	4,810		4,953

Operating cash flow	$7,656		7,782

*	The pro forma information presented above reflects the operations of CenturyLink, Qwest and Savvis assuming their respective results of operations had been combined as of January 1, 2010. Pro forma adjustments include (i) the elimination of intercompany billings and the elimination of certain deferred revenues and costs; (ii) the amortization of the fair value assigned to intangible assets (primarily customer relationship); (iii) adjustments to depreciation to reflect the fair value assigned to property, plant and equipment; (iv) adjustments to interest expense to reflect acquisition date financing and (v) the related income tax effects. The above pro forma information (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2010.

(1)	Summary description of special items for 2012 and 2011 excluded from above schedule:
(A)	Excludes severance costs associated with recent reduction in force initiatives ($81 million), integration, severance, and retention costs associated with our acquisition of Qwest ($71 million) and integration, severance and retention costs associated with our acquisition of Savvis ($14 million); partially offset with a $3 million credit related to tax incentives for the Embarq acquisition.
(B)	Excludes integration and severance costs associated with the Qwest and Embarq acquisitions incurred by CenturyLink; realignment, severance and merger related costs incurred by Qwest; and merger related costs incurred by Savvis ($482 million).
(C)	Excludes the interest component of a favorable settlement of an operating tax issue ($5 million).
(D)	Excludes net loss associated with early retirement of debt ($179 million); partially offset by gains on the sales of non-operating investments $14 million.
(E)	Excludes expense associated with terminating a bridge credit facility related to the Savvis acquisition ($16 million) and costs associated with early retirement of Qwest debt ($6 million).
(F)	Excludes tax effect of above items (A) to (E) and a benefit from the reduction of a valuation allowance ($14 million) in 2012 and ($14 million) in 2011.

CenturyLink, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in millions)

	Three months ended December 31, 2012				Three months ended December 31, 2011
	As reported	Less special items		As adjusted excluding special items	As reported	Less special items		As adjusted excluding special items
Operating cash flow and cash flow margin
Operating income	$666	(27	) (1)	693	533	(61	) (2)	594
Add: Depreciation and amortization	1,220	—		1,220	1,252	—		1,252

Operating cash flow	$1,886	(27)		1,913	1,785	(61)		1,846

Revenues	$4,583	—		4,583	4,653	—		4,653

Operating income margin (operating income divided by revenues)	14.5%			15.1%	11.5%			12.8%

Operating cash flow margin (operating cash flow divided by revenues)	41.2%			41.7%	38.4%			39.7%

Free cash flow
Operating cash flow				$1,913				1,846
Less: Cash (paid) refunded for income taxes				(23)				25
Less: Cash paid for interest, net of amounts capitalized				(408)				(465)
Less: Capital expenditures (3)				(877)				(896)
Other income (expense)				5				5

Free cash flow (4)				610				515

SPECIAL ITEMS

(1) –	Includes severance costs associated with recent reduction in force initiatives ($13 million), integration, severance, and retention costs associated with our acquisition of Qwest ($9 million) and integration, severance and retention costs associated with our acquisition of Savvis ($5 million).
(2) –	Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($55 million); integration and severance costs associated with our acquisition of Embarq ($2 million); transaction and other costs associated with our acquisition of Savvis ($4 million).
(3) –	Excludes $18 million in fourth quarter 2012 and $4 million in fourth quarter 2011 of capital expenditures related to the integration of Embarq, Qwest and Savvis.
(4) –	Excludes special items identified in items (1) and (2) and the impact of pension contributions of $487 million for fourth quarter 2011.

CenturyLink, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in millions)

	Twelve months ended December 31, 2012				Twelve months ended December 31, 2011
				As adjusted				As adjusted
		Less		excluding		Less		excluding
	As	special		special	As	special		special
	reported	items		items	reported	items		items
Operating cash flow and cash flow margin
Operating income	$2,713	(133	) (1)	2,846	2,025	(465	) (3)	2,490
Add: Depreciation and amortization	4,780	(30	) (2)	4,810	4,026	—		4,026

Operating cash flow	$7,493	(163)		7,656	6,051	(465)		6,516

Revenues	$18,376	—		18,376	15,351	—		15,351

Operating income margin (operating income divided by revenues)	14.8%			15.5%	13.2%			16.2%

Operating cash flow margin (operating cash flow divided by revenues)	40.8%			41.7%	39.4%			42.4%

Free cash flow
Operating cash flow				$7,656				6,516
Less: Cash (paid) refunded for income taxes				(82)				118
Less: Cash paid for interest, net of amounts capitalized				(1,405)				(1,225)
Less: Capital expenditures (4)				(2,858)				(2,381)
Other income (expense)				21				17

Free cash flow (5)				3,332				3,045

SPECIAL ITEMS

(1) –	Includes severance costs associated with recent reduction in force initiatives ($81 million), integration, severance, and retention costs associated with our acquisition of Qwest ($71 million) and integration, severance and retention costs associated with our acquisition of Savvis ($14 million); partially offset with a $30 million out-of-period depreciation adjustment and a $3 million credit related to tax incentives for the Embarq integration.
(2) –	Out-of-period depreciation adjustment ($30 million) to correct an overstatement of depreciation.
(3) –	Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($371 million); integration and severance costs associated with our acquisition of Embarq ($81 million); transaction and other costs associated with our acquisition of Savvis ($26 million); net of a favorable settlement of an operating tax issue $13 million.
(4) –	Excludes $61 million for the twelve months ended December 31, 2012 and $30 million for the twelve months ended December 31, 2011 of capital expenditures related to the integration of Embarq, Qwest and Savvis.
(5) –	Excludes (i) special items identified in items (1) to (3) and (ii) the impact of pension contributions of $32 million for the twelve months ended December 31, 2012 and $587 million for the twelve months ended December 31, 2011.

CenturyLink, Inc.

OPERATING METRICS

(UNAUDITED)

(In thousands)

	As of	As of	As of
	December 31, 2012	September 30, 2012	December 31, 2011
Broadband subscribers	5,848	5,807	5,652
Access lines	13,748	13,946	14,584

CenturyLink, Inc.

SUPPLEMENTAL NON-GAAP INFORMATION—ADJUSTED DILUTED EPS

THREE MONTHS ENDED DECEMBER 31, 2012, SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

(UNAUDITED)

(Dollars in millions, except per share amounts)

	Three months	Three months	Three months
	ended	ended	ended
	December 31, 2012	September 30, 2012	December 31, 2011
	(excluding	(excluding	(excluding
	special items)	special items)	special items)
Net income *	$240	237	151

Add back:
Amortization of customer base intangibles:
Qwest	237	241	253
Embarq	34	34	39
Savvis	15	15	20
Amortization of trademark intangibles:
Qwest	14	15	19
Savvis	2	2	2
Amortization of fair value adjustment of long-term debt:
Embarq	1	1	—
Qwest	(18)	(20)	(31)

Subtotal	285	288	302
Tax effect of above items	(110)	(112)	(110)

Net adjustment, after taxes	175	176	192

Net income, as adjusted for above items	$415	413	343
Weighted average diluted shares outstanding	623.7	623.3	618.5
Diluted EPS (excluding special items)	$0.38	0.38	0.24
Adjusted diluted EPS as adjusted for the above-listed purchase accounting intangible and interest amortizations (excluding special items)	$0.67	0.66	0.55

The above schedule presents adjusted net income and adjusted earnings per share (both excluding special items) by adding back to net income and earnings per share certain non-cash expense items that arise as a result of the application of business combination accounting rules to recent acquisitions. Such presentation is not in accordance with generally accepted accounting principles but management believes the presentation is useful to analysts and investors to understand the impacts of growing our business through acquisitions.

*	See preceding schedule for a summary description of special items.

CenturyLink, Inc.

SUPPLEMENTAL NON-GAAP INFORMATION—ADJUSTED DILUTED EPS

TWELVE MONTHS ENDED DECEMBER 31 AND DECEMBER 31, 2011

(UNAUDITED)

(Dollars in millions, except per share amounts)

	Twelve months ended December 31, 2012 (excluding special items)	Pro Forma* Twelve months ended December 31, 2011 (excluding special items)
Net income **	$947	907

Add back:
Amortization of customer base intangibles:
Qwest	966	1,016
Embarq	146	166
Savvis	59	80
Amortization of trademark intangibles:
Qwest	63	76
Savvis	9	8
Amortization of fair value adjustment of long-term debt:
Embarq	4	3
Qwest	(86)	(198)

Subtotal	1,161	1,151
Tax effect of above items	(445)	(426)

Net adjustment, after taxes	716	725

Net income, as adjusted for above items	$1,663	1,632
Weighted average diluted shares outstanding	622.3	615.8
Diluted EPS (excluding special items)	$1.52	1.46
Adjusted diluted EPS as adjusted for the above-listed purchase accounting intangible and interest amortizations (excluding special items)	$2.67	2.64

The above schedule presents adjusted net income and adjusted earnings per share (both excluding special items) by adding back to net income and earnings per share certain non-cash expense items that arise as a result of the application of business combination accounting rules to recent acquisitions. Such presentation is not in accordance with generally accepted accounting principles but management believes the presentation is useful to analysts and investors to understand the impacts of growing our business through acquisitions.

*	The pro forma information presented above reflects the operations of CenturyLink, Qwest and Savvis assuming their respective results of operations had been combined as of January 1, 2010. Pro forma adjustments include (i) the elimination of intercompany billings and the elimination of certain deferred revenues and costs; (ii) the amortization of the fair value assigned to intangible assets (primarily customer relationship); (iii) adjustments to depreciation to reflect the fair value assigned to property, plant and equipment; (iv) adjustments to interest expense to reflect acquisition date financing and (v) the related income tax effects. The above pro forma information (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2010.

**	See preceding schedule for a summary description of special items.

CenturyLink, Inc.

SUPPLEMENTAL SELECT SAVVIS REVENUE INFORMATION

THREE MONTHS ENDED DECEMBER 31, 2012, SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

(UNAUDITED)

(Dollars in millions)

	Three months ended December 31, 2012	Three months ended September 30, 2012	Three months ended December 31, 2011
Colocation revenue	$113	110	99
Managed hosting revenue	121	108	98